Logan’s Roadhouse, Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204

December 19, 2014
Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, New York 10022

Re: Amendment No. 2 to Advisory Agreement
Ladies and Gentlemen:
Reference is made to that certain letter agreement, dated October 4, 2010 (as amended by Amendment No. 1 to Advisory Agreement, dated October 24, 2013, the “Advisory Agreement”), by and between Logan’s Roadhouse, Inc. (the “Company”) and Kelso & Company, L.P. (“Kelso”, and together with the Company, the “Parties”), pursuant to which, among other things, Kelso provides consulting and advisory services to the Company. Capitalized terms used herein without definition have the meanings ascribed in the Advisory Agreement.
In consideration of the mutual desire of the Parties to defer payments of the annual advisory fee payable pursuant to the Advisory Agreement, the Parties hereby amend the Advisory Agreement as follows. The proviso at the end of the first sentence of the third paragraph of the Advisory Agreement shall be amended and restated as follows, with effect as of December 19, 2014:
“; and provided, further, that beginning with the advisory fee quarterly payment date on October 1, 2013, the annual advisory fee shall accrue on a daily basis but shall not be payable on or prior to the final scheduled date of maturity of the Company’s revolving loan facility under the Credit Agreement, dated as of October 4, 2010, among the Company, LRI, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time), and thereafter shall not be payable until such time as Kelso determines in its sole discretion, at which time of determination (i) the advisory fee accrued from October 1, 2013 until such date, together with the advisory fee payable in respect of the remainder of the then-current calendar quarter, shall become immediately payable and (ii) beginning with the calendar quarter immediately following such date, the annual advisory fee shall become payable in accordance with the terms of this sentence without regard to this proviso.”
Except as expressly set forth herein, this letter agreement shall not constitute a waiver or amendment of any term or condition of the Advisory Agreement and all such terms and conditions shall be renewed and remain in full force and effect and are hereby ratified and confirmed in all respects.
This letter agreement, including the formation, breach, termination, validity, interpretation and enforcement thereof, and all transactions contemplated by this agreement, shall in all respects be governed by, and construed in accordance with the laws of the State of New York, without giving effect to principles or rules of conflict of laws, to the extent such principles or rules would permit or require the application of the laws of another jurisdiction.
This letter agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.
[Signature page follows]

Please acknowledge your agreement to the foregoing terms by signing and returning a copy of this letter agreement to our attention.
Very truly yours,
LOGAN’S ROADHOUSE, INC.

By: _/s/ Amy Bertauski_________________
Name:    Amy Bertauski
Title: Chief Financial Officer, Treasurer,             Secretary

Agreed and accepted:
KELSO & COMPANY, L.P.
By: Kelso & Companies, Inc.,
       its general partner
By: _/s/ James J. Connors, II____________
         Name: James J. Connors, II
         Title: Managing Director, CCO & General Counsel

[SIGNATURE PAGE TO AMENDMENT 2 TO FINANCIAL ADVISORY AGREEMENT]